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                                                                    EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-17105 of Spatialight, Inc. on Form S-3 of our report dated February 29, 1996 (November 11, 1996 as to Notes 5 and 10 and February 10, 1997 as to Note 11) which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's recurring operating losses and the continuing decline in stockholders' equity which raise substantial doubt about the Company's ability to continue as a going concern, appearing in the Annual Report on Form 10-KSB/A (Amendment No. 2) of Spatialight, Inc. for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
San Francisco, California
February 10, 1997